Exhibit 99.1

HOPE Therapeutics, Inc. and NRx Pharmaceuticals, Inc. (NASDAQ:NRXP)

Complete the Acquisition of Dura Medical;
Initial Acquisition in Network of Interventional Psychiatry Clinics

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Dura Medical, together with pending acquisitions of Neurospa TMS and Cohen & Associates, to provide contiguous coverage at more than 8 locations along Florida’s West Coast, with planned coverage throughout the Florida Peninsula.

●	Dura delivers a full range of precision psychiatry services for severe depression and PTSD, including Ketamine Therapy and Transcranial Magnetic Stimulation (TMS), to Veterans and civilian patients
●	Stephen Durand, CRNA, a US Army Veteran and founder of Dura will serve as Director of Clinic Operations for HOPE Therapeutics in Florida

MIAMI, FL, September 8, 2025 – HOPE Therapeutics™, Inc. ("HOPE"), a multi-site clinical care delivery organization and wholly-owned subsidiary of NRx Pharmaceuticals, Inc. (NASDAQ: NRXP), a clinical-stage biopharmaceutical company, today announced the closing of the previously announced acquisition of Dura Medical (Dura). Dura, together with the pending Neurospa TMS and Cohen and Associates acquisitions, are planned to provide a comprehensive service offering to patients at more than 8 locations along the West Coast of Florida. Dura is revenue generating and EBITDA positive.

Dura Medical, with existing locations in Naples and Ft. Myers, Florida, was founded in 2018 to offer a gold-standard, precision approach to treating depression, PTSD, and chronic pain on the West Coast of Florida. More than 13 million Americans contemplate suicide each year and an American dies from suicide every 11 minutes. Dura leverages the latest interventional psychiatry procedures, including Ketamine Infusion Therapy, Transcranial Magnetic Stimulation (TMS), Spravato® and Stellate Ganglion Blocks, augmented by traditional psychiatry and therapy to provide a full continuum of care for people with depression, suicidality, PTSD, anxiety, and related disorders.

A US Army Veteran, Mr. Durand and the medical staff at Dura are proud to participate in the Veterans Affairs Community Cares Network (VA CCN) under an agreement with the US Department of Veterans Affairs to ensure that military veterans have full access to Dura’s interventional psychiatry programs, in addition to Traumatic Incident Reduction Therapy (TIR). Dura’s participation in these programs is critical at a time when 22 Veterans and Active Duty personnel die every day from suicidal depression and PTSD.

In conjunction with the planned acquisition, HOPE is proud to appoint Mr. Durand as Director of Florida Clinic Operations.

“The entire Dura family is excited to bring our mission to the HOPE Network and I look forward to helping lead HOPE’s expansion throughout Florida. Dura Medical was founded with the mission to reduce suicide in our community and we aim to treat more than 10,000 people by 2026. Combining with HOPE is a tremendous step toward achieving this goal,” said Stephen Durand, Founder of Dura Medical.

“Steve Durand is a pioneer in combining the use of psychedelic medications with TMS and other neuroplastic technologies for advancing the treatment of suicidal depression and PTSD in Southwest Florida. He has brought his experience as an Army veteran to building Dura’s tradition of excellence and commitment to patient care for civilians and veterans alike. His commitment and sense of purpose align perfectly with HOPE’s vision for our Florida network,” said Jonathan Javitt, MD MPH and Matthew Duffy, Co-CEOs of HOPE Therapeutics. “We look forward to Steve’s partnership as we continue to build our network throughout the State of Florida and beyond.”

About NRx Pharmaceuticals, Inc.

NRx Pharmaceuticals, Inc. (www.nrxpharma.com), is a clinical-stage biopharmaceutical company developing therapeutics based on its NMDA platform for the treatment of central nervous system disorders, specifically suicidal depression, chronic pain, and PTSD. The Company is developing NRX-100 (preservative-free intravenous ketamine) and NRX-101, (oral D-cycloserine/lurasidone). NRX-100 has been awarded Fast Track Designation for the treatment of Suicidal Ideation in Depression, including Bipolar Depression. NRX-101 has been awarded Breakthrough Therapy Designation for the treatment of suicidal bipolar depression. NRx has recently filed an Abbreviated New Drug Application (ANDA) and initiated a New Drug Application filing for NRX-100 (IV ketamine) with an application for the Commissioner’s National Priority Voucher Program for the treatment of suicidal depression.

About HOPE Therapeutics, Inc.

HOPE Therapeutics, Inc. (www.hopetherapeutics.com), a subsidiary of NRx Pharmaceuticals, is a Healthcare delivery company that is building a best-in-class network of interventional psychiatry clinics to offer ketamine, transcranial magnetics stimulation (TMS), and other lifesaving therapies to patients with suicidal depression and related disorders, together with a digital therapeutic-enabled platform designed to augment and preserve the clinical benefit of NMDA-targeted drug therapy.

Notice Regarding Forward-Looking Statements

The information contained herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as "may," "will," "should," "would," "expect," "plan," "believe," "intend," "look forward," and other similar expressions among others. These statements relate to future events or to the Company's future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The Company has reported regulatory milestones as they have been achieved but has not predicted the outcome of any future regulatory determination. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company's control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company's current views with respect to future events and is subject to these and other risks, including uncertainties and assumptions relating to the Company's operations, results of operations, growth strategy, and, among other things, liquidity. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, whether as a result of new information, future events or otherwise.

For further information:

Matthew Duffy Chief Business Officer, NRx Pharmaceuticals mduffy@nrxpharma.com	Brian Korb Managing Partner, astr Partners (917) 653-5122 brian.korb@astrpartners.com